Exhibit 16.1

Deloitte

November 29, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of RF Monolithics, Inc.’s Form 8-K dated November 29, 2004, and have the following comments:

1.	We agree with the statements made in the first through fourth paragraphs, with the exception of the second sentence of the first paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph, as well as the entirety of the fifth paragraph.

Yours truly,

/s/ Deloitte & Touche LLP